EXHIBIT 99

                                  RISK FACTORS

         You should carefully consider the risks described below. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks.


Our revenues are dependent on the continued research needs of companies in the pharmaceutical and biotechnology industries.

         We are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. Accordingly, our operations could be materially and adversely affected by general economic downturns in these industries and other factors resulting in a decrease in research and development expenditures. Furthermore, we have benefited from the increasing trend among pharmaceutical and biotechnology companies to hire outside organizations such as ours to conduct both small and large research projects. This "outsourcing" practice has grown substantially over the past several years and we believe that because of our multiple biologically based capabilities, we are well positioned to continue to take advantage of this trend. If this trend in outsourcing were to change and companies in these industries reduced their tendency to outsource their projects, our operations and financial condition could be materially and adversely affected.


Competition in the pharmaceutical and biotechnology industry is intense.

         The contract research industry is highly fragmented, with national and regional companies ranging from large, full-service companies engaging in contract research and development or reagent services to small, limited-service companies who specialize in one particular aspect of research and development or media production. Contract research companies compete on the basis of several factors, including:

(1)      reputation for on-time quality performance;
(2)      expertise and experience in specific therapeutic areas;
(3)      scope of service offerings and how well such services are integrated;
(4)      strengths in various geographic markets;
(5)      price;
(6)      technological expertise and efficient drug development processes;
(7) the ability to acquire, process, analyze and report data in a timesaving and accurate manner; and
(8)      expertise and experience in health economics.

         Many of our competitors have achieved significant national, regional and local brand name and product recognition as well as engage in frequent and extensive advertising and promotional programs. Many of our competitors have substantially greater financial, technical, marketing, personnel and other resources than we do. Furthermore, our industry has recently begun to attract attention from the investment community. This could lead to increased competition through the availability of additional financial resources for contract research companies. While we believe that we can compete effectively, and have done so in the past, we cannot assure you that we will be able to do so in the future.

A substantial portion of our revenues have been derived from a limited number of customers.

         We have one (1) customer who accounted for approximately 35% of our total annual revenue for the years ended December 31, 2001, 2000 and 1999. The decrease or loss of business from this customer or any other significant customer could have a material adverse effect on our results of operations or financial condition of the company.

         This customer also accounted for 51% of the total revenue of the Molecular Cell Science division of Cell & Molecular Technologies, Inc. ("CMT"), one of our subsidiaries, for the year ended December 31, 2001. Another customer accounted for 20% of the total revenues of Specialty Media, the other division of CMT, for the year ended December 31, 2001. We do not have long-term contracts with either of these customers. We believe that these customers will continue to account for a significant portion of our revenues in the 2002 and 2003 fiscal years. We cannot assure you, however, that these customers will continue to generate significant revenues and the decrease or loss of business from either of these customers, or any other significant customers could have a material adverse effect on the financial condition of at such division.

Our services are generally provided on a fee-for-services and therefore we bear the risk that our costs exceed what we charge our customers.

         Most of our contracts for the provision of our services are on a fee-for-service basis, providing for payments only after certain research milestones have been reached. We do not receive residual or royalty payments for future discoveries or uses involving the materials or services provided by us to our customers. For the years ended December 31, 2001 and 2000, these fee-for-service contracts accounted for 64% of our total annual revenues, respectively. Since our contracts are predominantly fee-for-service, we bear the risk if it costs us more to perform our services than what we charge our customers. Most of our contracts, including those with governmental agencies, are terminable by the client immediately or upon notice for a variety of reasons. Although the contracts often require payment to us for our expenses to wind down the study and fees earned to date and, in some cases, a termination fee, the loss of one or more of our large contracts could have a material adverse effect on our business and operations.


If we are unable to successfully develop and market potential new services, our growth could be adversely affected.

         A key element of our growth strategy is the successful development and marketing of new services, which complement or expand our existing business. If we are unable to develop new services and attract a customer base for those newly developed services, we will not be able to implement this element of our growth strategy, and our future business, results of operations and financial condition could be adversely affected.


A substantial portion of our working capital will be used to fund Sentigen Corp.'s research efforts which may or may not result in the development of commercially viable products.

         A substantial portion of our working capital will be used to fund research and development efforts of Sentigen Corp., our wholly-owned subsidiary. Sentigen Corp. is in a development stage, having been incorporated in February 2000. Sentigen Corp. has not yet developed any products or generated any revenue and has no operating history on which to base an evaluation of its business or prospects. There is no assurance that Sentigen Corp. will develop any products and, if such products are developed, that they will be commercially viable, especially in light of the competition we will face in the industry in which Sentigen Corp. will compete.

We may need to raise more money to fund Sentigen Corp.'s research efforts and we cannot assure you that we will be able to obtain additional financing when needed.

         We may need to raise more money to fund Sentigen Corp.'s research efforts and to fully develop commercially viable products. We cannot assure you that we will be able to obtain additional financing when needed on terms satisfactory to us, if at all. Our business will be materially adversely affected if we cannot raise additional capital when needed.


Due to expected fluctuations in our quarterly operating results, you should not rely on the results of any single quarter as being indicative of our future results.

         Our quarterly operating results are subject to volatility due to such factors as the commencement, completion or cancellation of large contracts, progress of ongoing contracts, acquisitions, the timing of start-up expenses for new offices and changes in the mix of services. Since a large percentage of our operating costs are relatively fixed, variations in the timing and progress of large contracts can materially affect quarterly results. Comparisons of our quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. However, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our long term operating performance.


If we are unable to comply with existing government regulations or if existing government regulations are changed, our business and operations could be materially and adversely affected.

         The failure on our part to comply with applicable regulations could result in the termination of ongoing research, sales and marketing or the disqualification of data for submission to regulatory authorities.

         Furthermore, if we or our customers are notified by any governmental agency that we have failed to follow or violated accepted practices, our business and operations could be adversely affected. Our business depends on the continued strict government regulation of the drug development process, especially in the United States and Europe. Any relaxation or change in existing regulations could have a material adverse effect on the demand for the services we offer. Potential regulatory changes under consideration in the United States and elsewhere include:

(1)      mandatory substitution of generic drugs for patented drugs;
(2)      relaxation in the scope of regulatory requirements; and
(3)      the introduction of simplified drug approval procedures.

         If future regulatory cost containment efforts limit the profits which can be derived on new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us. These and other changes in regulation could have a material impact on the business opportunities available to us, and in turn, reduce the revenues we are able to generate.

         In addition, the health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. During 1994, several comprehensive health care reform proposals were introduced in Congress. The intent of the proposals were, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While the proposals were never adopted, health care reform may again be addressed by Congress. Similar reform movements have occurred in Europe and Asia. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies which could decrease the business opportunities available to us. We are unable to predict the likelihood of such or similar legislation being enacted into law or the effects such legislation would have on us.

The pharmaceutical and biotechnology industries are subject to strict environmental regulations.

         Our operations are subject to evolving federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations require us to obtain permits. Although we believe that we are in substantial compliance with all applicable material environmental laws, it is possible that there are material environmental liabilities of which we are unaware. If the costs of compliance with the various existing or future environmental laws and regulations, including any penalties which may be assessed for failure to obtain the necessary permits, exceed our budgets for such items, our business could be adversely affected. We may also be required to expend substantial sums of revenue for damages and cleanup costs due to our disposal of hazardous waste.


We may be faced with potential liability for injuries resulting from our products.

         We may be exposed to product liability claims as a result of the sale of our products. Although we have obtained product liability insurance in the aggregate amount of $2.0 million ($1.0 million per occurrence), and an umbrella policy that provides a $10.0 million coverage (per occurrence or aggregate), we cannot assure you that such insurance will fully cover us against any claims by our customers. If a successful suit were brought against us, unavailability or insufficiency of insurance coverage could have a material adverse effect on our operations. Moreover, any adverse publicity arising from claims made against us, even if such claims were unsubstantiated and unsuccessful, could adversely affect our reputation and sales.


The unauthorized use of our proprietary information may have an adverse effect on our financial condition.

         We utilize various proprietary information in connection with the provision of our services and the manufacture and sale of our products. We have also developed processes and formulas with respect to cell and embryo culture media and reagents and gene expression systems that we believe are proprietary to us. To protect our proprietary information, we rely on the customary principles of "work-for-hire" and have entered into non-disclosure agreements with some of our employees. We cannot assure you, however, that our proprietary information will be adequately protected. If third parties infringe on our proprietary information, or independently develop the same type of proprietary information as ours, our financial condition may be adversely affected.


Defending against claims of intellectual property infringement could be expensive and could disrupt our business operations.

         We believe that our technology has been independently developed and does not infringe upon the proprietary rights of others. We cannot assure you, however, that our technology does not, and will not in the future, infringe upon the rights of third parties. We may be a party to legal proceedings and claims relating to the proprietary information of others from time to time in the ordinary course of our business. We may incur substantial expense in defending against these third-party infringement claims, regardless of their merit. A successful claim might subject us to substantial monetary liability and might require us to modify our products or obtain a license to develop our products. We may not have sufficient financial or other resources necessary to successfully defend a patent infringement or other proprietary rights action. We cannot assure you that we could modify our products or obtain a license to develop our products if forced to.


If we are unable to retain the services of several key management and technical employees, our operations may be adversely affected.

         Our success substantially depends on the performance, contributions and expertise of our senior management team, led by Thomas Livelli, President and Chief Executive Officer of Cell & Molecular Technologies, Inc. and Kevin J. Lee, PhD, Executive Vice President for Research of Sentigen. The departure of Mr. Livelli, Dr. Lee or any key executive could have a material adverse effect on us. Our performance also depends on our ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as our ability to recruit qualified representatives for our contract sales services. If we are unable to attract and retain qualified personnel, our business, results of operations or financial condition could be adversely affected.

The market price of our common stock is highly volatile and there is currently only a limited trading market in our common stock.

         The market price of our common stock has been highly volatile and may continue to be volatile in the future. As a result of our stock price volatility, it is difficult to determine the true market value of our company. Additionally, in 2001, the average daily trading volume in our common stock was less than 1,800 shares. The lack of an active trading market could adversely affect the price of the common stock and your ability to sell shares of our common stock.


Possible additional issuances will cause dilution.

         While we currently have outstanding 7,451,044 shares of common stock, options to purchase an aggregate of 1,364,644 shares of common stock and warrants to purchase an aggregate of 44,810 shares of common stock, we are authorized to issue up to 20,000,000 shares and are therefore able to issue additional shares without being required to obtain stockholder approval. Thus, investors in our common stock could find their holdings drastically diluted, which if it occurs, means that they will own a smaller percentage.


We currently do not intend to pay cash dividends on our shares.

         We have never declared or paid any cash dividends on our common stock, nor do we intend on doing so in the future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition as well as other relevant factors. We currently intend to retain all earnings, if any, to finance our continued growth and the development of our business. Furthermore, our ability to declare or pay dividends may be limited in the future by the terms of any then-existing credit facilities, which may contain covenants that restrict the payment of cash dividends.


If we do not effectively manage our growth in the future, our operations could be disrupted or our financial condition could be impaired.

         Growth of our business may place a significant strain on our management systems and resources and may require us to implement new operating and financial systems, procedures and controls. The failure to manage our growth and expansion could adversely affect our business, results of operations and financial condition.


Our backlog may not be indicative of future results.

         We report backlog based on anticipated net revenue from uncompleted projects that a customer has authorized. We cannot assure you that the backlog we have reported will be indicative of our future results. A number of factors may affect our backlog, including:

(1) the variable size and duration of projects (some are performed over several years);
(2)      the loss or delay of projects; and
(3)      a change in the scope of work during the course of a project.

Our charter documents and Delaware law may inhibit a takeover of our company.

         Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. These provisions include, among others:

(1) the right of the board to elect a director to fill a space created by the expansion of the board;
(2)      the ability of the board to alter our bylaws; and
(3) the ability of the board to issue series of preferred stock without stockholder approval.